EXHIBIT 99.1

Midland States Bancorp, Inc. Declares Quarterly Cash Dividend of $0.18 Per Share

EFFINGHAM, Ill., Nov. 09, 2016 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ:MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.18 per share.  The dividend is payable on or about November 28, 2016 to all shareholders of record as of the close of business on November 18, 2016.

About Midland State Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. Midland had assets of approximately $3.2 billion, and its Midland Wealth Management Group had assets under administration of approximately $1.2 billion as of September 30, 2016.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland's non-bank subsidiaries. Midland has more than 80 locations across the United States. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Jeffrey G. Ludwig
Exec. V.P., Chief Financial Officer
jludwig@midlandsb.com
(217) 342-7321

Douglas J. Tucker
Sr. V.P., Corporate Counsel
dtucker@midlandsb.com
(217) 342-7321